EXHIBIT 10.6(f)(i)
SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this "Agreement")is entered into by and among Conduent Business Services, LLC, its parent, subsidiaries, subdivisions and affiliates, (collectively, "Conduent" or "Company"), and J. Michael Peffer ("Employee").

Introduction. The Company and Employee have agreed on the terms of the separation of Employee's employment with the Company including payment of salary and benefits as described below through June 30, 2020 ("Salary and Benefits Continuation End Date"). Employee's last day of active employment (" Last Day of Active Employment") is December 31, 2019 and on such date he shall be deemed (with further action by the parties) to have resigned from all offices, titles, positions and appointments of the Company. It is agreed and understood between the parties that Employee will no longer report to work or be required to perform any of his regular job duties and responsibilities after November 18, 2019 ("Notice Date"), provided however, Employee will make himself available during normal business hours through December 31, 2019 to address questions, provide guidance on pending matters and take such other actions as may be reasonably necessary to help ensure a smooth transition. In consideration of the mutual promises contained in this Agreement, the Company and Employee agree as follows:

1.Pay and Salary Continuation. Employee will be paid his same bi-weekly salary rate after his Notice Date through and including his Last Day of Active Employment. Employee will receive salary continuation commencing on January 1, 2020 at the same bi weekly salary rate and continuing through and including his Salary and Benefit Continuation End Date. The Company shall withhold from such payments all applicable payroll taxes and other authorized deductions. The payments to be made under this Agreement shall be deemed to be wages in lieu of notice during the applicable benefit year in the event that the Employee files a claim for unemployment benefits. Employee understands that the Company will not make any payments until all Company property in the Employee's possession or control is returned to the Company.

2.Benefits Continuation. Employee will receive the same level of benefits in effect as of his Notice Date through his Last Day of Active Employment and will continue to make the same level of any employee contributions towards such benefits through his Last Day of Active Employment. Employee will only receive health and welfare benefits at employee rates, subject to and conditioned upon Employee' s payment of the applicable employee premium contributions set for 2020, through and including his Salary and Benefits Continuation End Date OTHER THAN: Short-term Disability, Long-term Disability, and 401(k) Savings Plan. Employee agrees and acknowledges that after his Notice Date, he will no longer be eligible for any benefits under the Conduent Change in Control Severance Plan (CIC) and in the event of any conflict between this Agreement and the CIC, this Agreement shall control. Employee further agrees and acknowledges that after his Last Day of Active Employment, he will no longer be eligible for any executive perquisites.

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3.Equity and 2019 Bonus. The vesting of Employee's equity awards (including restricted stock units and performance share awards) shall be determined in accordance with the terms and conditions of the applicable equity plan documents. In the event of a conflict or discrepancy between this Agreement and any equity plan document, the applicable equity plan document shall control. Employee understands and acknowledges that the vesting of his equity awards is contingent upon Employee's execution and non revocation of this Agreement containing a full release of all claims. Employee and Company agree that the reason for Employee' s separation is not for Cause (as defined in the applicable equity plan documents) and that Employee will not vest in any awards while receiving salary and benefits continuation. Notwithstanding any provision to the contrary in the 2019 Annual Performance Incentive Plan, Employee agrees and acknowledges that he will not be eligible to receive any bonus for 2019.

4.Confidentiality. Employee shall keep confidential all confidential or proprietary information known to his concerning any matters affecting or relating to the business, operations, and financial affairs of the Company which are of a special or unique nature, regardless of whether any such information is labeled or otherwise treated as confidential, material, or important. Unless the Company files this Agreement as a matter of public record with the Securities Exchange Commission, the contents of this Agreement shall not be disclosed, released or communicated by Employee to any person, other than Employee's spouse, tax advisor or legal counsel, and to the extent necessary to enforce any of the terms of this Agreement.

5.Release and Covenant Not to Sue. As a material inducement to the Company to enter into this Agreement, Employee hereby irrevocably and unconditionally releases, acquits and forever discharges and covenants not to sue the Company and each of the Company's owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively "Releases"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown ("Claim" or "Claims"), which Employee now has, owns, or holds or which Employee at any time previously had, owned or held against each of the Releases, including, but not limited to, (a) all Claims of Age Discrimination under the Age Discrimination in Employment Act of 1967 or any similar state statute; (b) all Claims under the Employee Retirement Income Security Act of 1974; (c) all employment or discrimination Claims under the statutes of the State of New Jersey or any other state; (d) all Claims of unlawful discrimination based on age, sex, race, religion, national origin, handicap, disability, equal pay or any other basis; (e) all Claims of wrongful discharge, retaliation, breach of any implied or express employment contract, negligent or intentional infliction of emotional distress, libel, defamation, breach of privacy, fraud, and breach of any implied covenant of good faith and fair dealing; and (f) all Claims related to Employee's employment with the Company, including but not limited to all Claims related to unpaid

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wages, salary, overtime compensation, bonuses, commissions, severance pay, supplemental unemployment benefit pay, vacation pay, or other compensation or benefits arising out of Employee's employment with the Company. Employee covenants and agrees not to bring any judicial action or action under the Conduent Dispute Resolution Plan (the "Plan") against any of the Releases with respect to any such Claim or Claims and warrants that no such Claim or Claims have been filed. For the avoidance of doubt, the preceding two sentences shall be inapplicable to any claim for indemnification (including advancement of expenses) related to his service as an officer or director of the Company, arising at law or equity or the governing instruments (e.g., Articles of Incorporation or Bylaws) of the Company or arising under any policy of insurance maintained by the Company for the benefit of its directors and officers under which Employee is or may be an insured. By signing this Agreement, however, Employee is not waiving any rights or claims arising after the date on which reporting possible violations of a federal or state law or regulation to any governmental agency or entity, or participating in any proceedings or investigations with the federal, state or local government agency or entity responsible for enforcing such laws. Employee is not required to notify the Company that he has made such reports or disclosures.

6.No Admission. This Agreement shall not in any way be construed as an admission by the Company of any illegal act whatsoever against Employee or any other person, and the Company specifically disclaims any liability to Employee or any other person, on the part of itself, its employees, or its agents.

7.No rehire. Employee acknowledges and understands that for a period of six months following his Termination Date, he is not eligible to be rehired by the Company as an employee or retained as a contractor or consultant.

8.Cooperation in Legal Matters. Employee agrees that he will assist and cooperate with the Company in connection with: a) the defense or prosecution of any claim that was asserted against, or by, the Company while Employee was employed with Company; b) any ongoing or future investigation, or any dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, the facts of which arose during Employee' s employment with Company; and c) any requests made by the Company related to Employee' s duties and work product while employed by the Company, including preparing for and testifying honestly in any proceeding to the extent that such claims, investigations or proceedings relate to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee. Employee understands that cooperation as described in this paragraph means voluntary participation in all stages of adversarial proceedings, investigations , and the like, and includes testifying where requested by Company. Employee further agrees to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Paragraph.

9.Representations of Employee. Employee represents and agrees (a) that he was advised by the Company in writing by this Agreement to consult with an attorney of his

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choice prior to signing this Agreement; (b) that the Company has afforded Employee no less than twenty-one (21) days to consider whether to execute this Agreement, and during that time Employee has had this Agreement in his possession; (c) that Employee has taken full advantage of this 21-day consideration period or has purposely waived his right to do so; (d) that Employee has consulted or has had sufficient opportunity to discuss with any person, including an attorney of his choice, all provisions of this Agreement, that Employee has carefully read and understands it, that Employee is competent to execute this Agreement, and that Employee is entering into this Agreement knowingly and voluntarily without reliance upon any statement or representation of any person or parties released, or their representatives, concerning the nature and extent of the damages and/or legal liability therefore; (e) that Employee has not assigned or transferred, or proposed to assign or transfer, to any person or entity, any Claim or any portion thereof or interest therein; (f) that the compensation and/or benefits provided to Employee pursuant to this Agreement exceeds any compensation and/or benefits to which Employee may be entitled; and (g) that in executing this Agreement, Employee does not rely and has not relied upon any representation or statement made by any of the Releases or by any of the Releases' agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise. Employee shall indemnify and hold each and all of the Releases harmless from and against any and all loss, cost, damage, or expense, including, without limitation, attorneys' fees, incurred by Releases, or any of them, arising out of any breach of this Agreement by Employee or the fact that any representation made by Employee was false when made.

10.Miscellaneous. It is the parties' intention that all provisions of this Agreement be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal or unenforceable, such provision shall be severable and the remaining provisions of this Agreement shall remain in full force and effect. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. This Agreement contains the entire understanding and agreement between the Company and Employee with respect to the subject matter of this Agreement and supersedes all prior oral or written agreements between the parties with respect to that subject matter. However, this Agreement supplements, rather than supersedes, any of Employee's duties regarding non-competition, non-solicitation, confidentiality and trade secrets under law or contract. Any action regarding the enforceability of this Agreement or any other cause of action relating to or arising under this Agreement shall be subject to the Plan.

11.Withdrawal of Offer. Employee understands that if he has not signed this Agreement on or before the forty-fifth (45th) calendar date following the date on which Employee received this Agreement for review and consideration, it shall be automatically withdrawn by the Company without further notice or action by the Company, and this Agreement shall not be effective or enforceable.

12.Revocation. It is expressly agreed that for seven (7) days following execution of this Agreement by Employee, Employee may revoke this Agreement by contacting Nancy K. Jagielski in writing at nancy. jagielski@conduent.com or 1702 N. Collins Blvd, Suite

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260, Richardson, Texas 75080. It is further expressly agreed by the parties that this Agreement shall not become effective or enforceable until the seven (7) day revocation period described above has expired, after which time this Agreement shall be deemed effective and enforceable.

PLEASE READ CAREFULLY THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS

/S/ J. MICHAEL PEFFER
J. Michael Peffer
November 5, 2019

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